EXHIBIT 23

The Board of Directors
CE Software Holdings, Inc.:

We consent to incorporation by reference in the registration statements
(No's 33-54210 and 33-41037) on Form S-8 of CE Software Holdings, Inc. of our report dated October 28, 1998, relating to the consolidated balance sheets of CE Software Holdings, Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998 Form 10-KSB of CE Software Holdings, Inc.



                                                     /s/ KPMG Peat Marwick LLP

                                                         KPMG Peat Marwick LLP

Des Moines, Iowa
December 21, 1998